EXHIBIT 99.1

Press Release Source: Conolog Corporation

Conolog Completes Private Placement

Thursday July 21, 8:00 am ET

– $1,500,000 in restricted common shares –

SOMERVILLE, N.J., July 21 /PRNewswire-FirstCall/ -- Conolog Corporation (Nasdaq: CNLG - News), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that on July 19th (the "Closing Date") it completed a $1,500,000 private placement of 1,200,000 shares of its common stock. The investors have also received warrants to purchase an aggregate of 1,200,000 shares of Conolog's common stock at an exercise price of $1.6892 per share, exercisable beginning six months from the Closing Date through the fifth anniversary of the issuance. In addition, the selling agent, First Montauk Securities Corp. (including certain of First Montauk's employees and affiliates), was granted a warrant to acquire 240,000 shares of Conolog's common stock. Conolog received net proceeds of $1,339,993.50. As of July 19, 2005, there were 7,412,212 shares of Conolog's common stock issued and outstanding, including the shares issued in the aforementioned placement. The securities sold to the investors were not registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. However, pursuant to the subscription agreement and the selling agent agreement, Conolog is obligated to file a registration statement with the Securities and Exchange Commission to register the resale of the securities (and securities issuable upon exercise of the warrant) under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. Conolog designs and manufactures electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. Conolog's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit http://www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of Conolog's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in Conolog's periodic reports filed with the Securities and Exchange Commission.

Source: Conolog Corporation